Filed pursuant to Rule 424(b)(3)
                                                  Commission file No. 333-143614

Prospectus Supplement No.2 Dated August 6, 2009
To Prospectus Dated September 14, 2007


                                   PROSPECTUS
                            MARINE EXPLORATION, INC.
                                30,030,000 SHARES
                                  COMMON STOCK

This Prospectus Supplements and amends the Prospectus dated September 14, 2007 (as supplemented on March 13, 2009) relating to the 30,030,000 shares of common stock offered through this prospectus. These shares were acquired from us in strictly private transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, (15 U.S.C. ss.77d(2)) (the "Securities Act") as well as other exemptions that may be applicable. The shares include the following:

The selling shareholders received their shares initially from Marine Exploration International, Inc. ("MEII"). MEII was then a private held company whose shares were owned by the selling shareholders. The aforementioned transfer of Shares were issued to the selling shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act contained in Section 5 (15 U.S.C. ss.77e) thereof, including exemptions set forth at Section 4(2) involving strictly private transactions.

On May 11, 2007, a Share Purchase Agreement was executed among Marine Exploration, Inc., a publicly traded company ("Marine"), Marine Exploration International, Inc., a Nevada corporation ("MEII"), and the shareholders of MEII ("Shareholders"). Marine determined that MEII presented a business opportunity that it intended to pursue. Marine acquired all of the shares of MEII held by the Shareholders in exchange for 100,100,000 un-issued shares of Marine. As of the date of this prospectus, there are 467,279,765 shares of common stock outstanding. Of these shares, 30,030,000 (the "Shares") are being offered for sale by this prospectus.

The aforementioned transfer of Shares were issued to the Shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act of 1933 (the "Act") set forth at section 5 (15 U.S.C. ss.77e) thereof, including exemptions set forth at section 4(2) (15 U.S.C. ss.77d(2)) involving strictly private transactions. Marine does not believe that the transactions in the aggregate rose to the level of a tender offer given the eight factor test set forth in Wellman v Dickson, 475 F. Supp. 783, 823-24 (S.D.N.Y. 1979). The Shareholders are the selling shareholders herein.


The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


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The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

You should read the following prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.


The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled "Litigation Settlement Agreement in Case No. 2009-CV-683 Oster & Martin VS Marine Exploration, Inc., Et Al.":

CASE NUMBER 2009-CV-683, Denver District Court (Oster Martin v. Marine Exploration et al), a stipulated settlement was approved and accepted by the Court as of Thursday July 30, 2009, effectively settling the case. Msrs Stevens and Enright, through Hoss Capital LLC, agreed to pay for Marine's prior legal services through registered sales of their holdings in Marine. Hoss Capital LLC, through Enright and Stevens, has paid $10,000 and agreed to $8,750 monthly payments until the total amount of $45,000 is paid to Oster Martin.

CASE NUMBER 2008-CV-1707, United States District Court for the District of Colorado, (Technology Partners, LLC v. Golden Key, LLC et al.) all parties have executed a Release and Settlement Agreement as of August 4, 2009. The Release and Settlement Agreement awaits approval from the Court. If accepted by the Court, the settlement terms include the return of all shares to Technology Partners, the rescission of the Share Purchase Agreements between Technology Partners and the Defendants, and the dismissal of all claims and counterclaims, including all counterclaims against Marine.